Exhibit 21
SUBSIDIARIES OF THE COMPANY
(As of April 30, 2011)1

State or Jurisdiction of
Subsidiaries	Incorporation or Organization

Eagle Family Foods Holdings, Inc.	Delaware
Eagle Family Foods, Inc.	Delaware
EB International Inc.	Barbados
Europe’s Best International LLC	Delaware
Europe’s Best International SRL	Barbados
Europe’s Best LLC	Ohio
Fantasia Confections, Inc.	California
Folgers Café Serviços de Pesquisas, Ltda.	Brazil
IMC Bakery International, Inc.	Delaware
Inversiones 91060, C.A.	Venezuela
JMS Coffee Company[2]	Ohio
JMS Manufacturing, Inc.	Ohio
J.M. Smucker de Mexico, S.A. de C.V.	Mexico (domesticated in Delaware)
J.M. Smucker Holdings, LLC	Ohio
J.M. Smucker LLC	Ohio
Juice Creations Co.	Ohio
King Kelly, LLC	Ohio
Knudsen & Sons, Inc.	Ohio
Martha White Foods, Inc.	Delaware
Mary Ellen’s, Incorporated	Ohio
Millstone Coffee, Inc.	Washington
Milnot Company	Delaware
Santa Cruz Natural Incorporated	California
Simply Smucker’s, Inc.	Ohio
Smucker Direct, Inc.	Ohio
Smucker Foods of Canada Corp.	Federal Canadian Corporation
Smucker Foodservice, Inc.	Delaware
Smucker Fruit Processing Co.	Ohio
Smucker Holdings, Inc.	Ohio
Smucker Hong Kong Limited	Hong Kong, Peoples’ Republic of China
Smucker International, Inc.	Ohio
Smucker Natural Foods, Inc.	California
Smucker Sales and Distribution Company	Ohio
Smucker Services Company	Ohio
The Dickinson Family, Inc.	Ohio
The Folgers Coffee Company	Delaware
The Folger Coffee Company	Ohio

[1]	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2011.

[2]	On May 16, 2011, the name of this entity was changed to Rowland Coffee Roasters, Inc.